EX-99(a)(2)

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

OF

VIRTUS GLOBAL MULTI-SECTOR INCOME FUND

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST of VIRTUS GLOBAL MULTI-SECTOR INCOME FUND is made the 21st day of December, 2011 by the parties signatory hereto, as Trustees, and by each person who becomes a Shareholder in accordance with the terms hereinafter set forth;

WHEREAS the Trust was formed on August 23, 2011 by its sole Trustee by the filing of a Certificate of Trust with the office of the Secretary of State of the State of Delaware pursuant to a Declaration of Trust, dated as of August 23, 2011 (the “Original Declaration”);

WHEREAS the Trust was formed to carry on the business of a closed-end management investment company as defined in the 1940 Act;

WHEREAS the Trustees have agreed to manage all property coming into their hands as trustees of a Delaware statutory trust in accordance with the provisions of the Delaware Statutory Trust Act, as amended from time to time, and the provisions hereinafter set forth; and

WHEREAS pursuant to the provisions of the Original Declaration, the Board of Trustees desires to amend and restate the Original Declaration in the manner hereinafter set forth.

NOW, THEREFORE, the Board of Trustees hereby declares that:

(i) the Original Declaration is amended and restated in its entirety in the manner hereinafter set forth;

(ii) they will hold all cash, securities and other assets that they may from time to time acquire in any manner as Trustees hereunder IN TRUST to manage and dispose of the same upon the following terms and conditions for the benefit of the holders from time to time of Shares as hereinafter set forth;

(iii) this Declaration of Trust and the By-Laws shall be binding in accordance with their terms on every Trustee, by virtue of having become a Trustee of the Trust, and on every Shareholder, by virtue of having become a Shareholder.

ARTICLE I

NAME, DEFINITIONS, PURPOSE AND CERTIFICATE OF TRUST

Section 1.1 Name. The name of the Trust is Virtus-Newfleet Global Multi-Sector Income Fund, and the Board may transact the Trust’s affairs in that name or any other name as the Board may from time to time designate. The Trust shall constitute a Delaware statutory trust in accordance with the Delaware Act.

Section 1.2 Offices of the Trust. The Board may at any time establish offices of the Trust at any place or places where the Trust intends to do business.

Section 1.3 Registered Agent and Registered Office. The name of the registered agent of the Trust and the address of the registered office of the Trust are as set forth in the Trust’s Certificate of Trust.

Section 1.4 Definitions. Whenever used herein, unless otherwise required by the context or specifically provided:

(a)	“Affiliated Person,” “Commission,” “Company,” “Person,” and “Principal Underwriter” shall have the meanings given them in the 1940 Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted or interpretive releases of the Commission thereunder;

(b)	“Agreement” means this Amended and Restated Agreement and Declaration of Trust, as it may be amended or amended and restated from time to time;

(c)	“Board of Trustees” or “Board” shall mean the governing body of the Trust that is comprised of the number of Trustees of the Trust fixed from time to time pursuant to Article III hereof, having the powers and duties set forth herein;

(d)	“Bylaws” means the Bylaws of the Trust as they may be amended from time to time by the Board;

(e)	“Certificate of Trust” shall mean the certificate of trust of the Trust filed on August 22, 2011 with the office of the Secretary of State of the State of Delaware as required under the Delaware Act, as such certificate may be amended or restated from time to time;

(f)	“class” or “class of Shares” refers to the division of Shares into two or more classes as provided in Section 2.1;

(g)	“Covered Person” means a person who is or was a Trustee, officer, employee or agent of the Trust, or is or was serving at the request of the Board as a director, trustee, partner, officer, employee or agent of another foreign or domestic corporation, trust, partnership, joint venture or other enterprise;

(h)	“Delaware Act” refers to the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq., as such Act may be amended from time to time;

(i)	“Governing Instruments” means collectively the Original Declaration, this Agreement, the Bylaws, all amendments to this Agreement and the Bylaws, all written committee and sub-committee charters adopted by the Board, and every resolution of the Board or any committee or sub-committee of the Board that by its terms is incorporated by reference into this Agreement or stated to constitute part of the Trust’s Governing Instruments or that is incorporated herein by Section 2.3, in each case as of the date of the adoption of each such resolution or amendment or modification thereto;

(j)	“Majority Shareholder Vote” means “the vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Trust;

(k)	“Majority Trustee Vote” means the vote of a majority of the Trustees;

(l)	“1933 Act” means the Securities Act of 1933, as amended from time to time, and the rules promulgated thereunder;

(m)	“1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules promulgated thereunder;

(n)	“Outstanding Shares” means Shares shown on the books of the Trust or the Trust’s transfer agent as then issued and outstanding, but excludes Shares that the Trust has redeemed or repurchased;

(o)	“Registration Statement” means a registration statement of the Trust relating to Shares filed with the Commission under the 1933 Act and the 1940 Act, and all amendments to such registration statement, as in effect from time to time. The “effective date” of a Registration Statement shall be the date on which such Registration Statement (and any amendments thereto) is declared effective by the Commission, or becomes effective pursuant to the 1933 Act and/or the 1940 Act;

(p)	“series” or “series of Shares” refers to the division of Shares representing any class into two or more series as provided in Section 3.1;

(q)	“Shareholder” means, as of any particular time, a record owner of Outstanding Shares of the Trust at such time;

(r)	“Shares” means the transferable units of beneficial interest into which the beneficial interest in the Trust shall be divided from time to time and includes fractions of Shares as well as whole Shares;

(s)	“Trust” shall mean Virtus-Newfleet Global Multi-Sector Income Fund, the Delaware statutory trust formed under the Original Declaration, as amended and restated by this Agreement, and by filing of the Certificate of Trust with the office of the Secretary of State of the State of Delaware, as such instruments may be further amended and or restated from time to time;

(t)	“Trust Property” means any and all property, real or personal, tangible or intangible, which is owned or held by or for the account of the Trust, or by the Board on behalf of the Trust; and

(u)	“Trustees” means the Persons who have signed this Agreement as trustees so long as they shall continue to serve as trustees of the Trust in accordance with the terms hereof, and all other Persons who may from time to time be duly appointed as Trustee in accordance with the provisions of Section 3.4, or elected as Trustee by the Shareholders, and reference herein to a Trustee or to the Trustees shall refer to such Persons in their capacity as Trustees hereunder.

Section 1.5 Purpose. The purpose of the Trust is to conduct, operate and carry on the business of a closed-end management investment company registered under the 1940 Act investing primarily in securities and other financial instruments or property, and to carry on such other business as the Board may from time to time determine pursuant to its authority under this Agreement.

ARTICLE II

SHARES OF BENEFICIAL INTEREST

Section 2.1 Shares of Beneficial Interest.

(a)	The Board may, without Shareholder approval, authorize one or more classes of Shares (which classes may be divided into two or more series), with Shares of each such class or series having such par value and such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Board may determine. Subject to applicable law, the Board may, without Shareholder approval, authorize the Trust to issue subscription or other rights representing interests in Shares to existing Shareholders or other persons subject to such terms and conditions as the Board may determine. The number of Shares authorized of each class or series shall be unlimited, and the Shares so authorized may be represented in part by fractional shares. The Board may without Shareholder approval from time to time divide or combine the Shares of any class or series into a greater or lesser number without thereby changing the proportionate beneficial interest in the class or series. All Shares issued hereunder, including without limitation Shares issued in connection with a dividend or other distribution in Shares or a split or reverse split of shares, shall be fully paid and nonassessable.

(b)	The Shares shall initially consist of one class of an unlimited number of common Shares, no par value (the “Common Shares”), having the powers, preferences, rights, qualifications, limitations and restrictions described below. The Trust may also, from time to time, issue a class of an unlimited number of preferred Shares, (the “Preferred Shares”), having the powers, preferences, rights, qualifications, limitations and restrictions as the Board may determine.

(c)	Dividends or other distributions, when, as and if declared by the Board, shall be shared equally by the holders of Common Shares on a share for share basis, subject to the rights of the holders of any Preferred Shares. The Board may direct that any dividends or other distributions or any portion thereof shall be paid in cash, or, alternatively, may direct that any such dividends be reinvested in full and fractional Shares of the Trust. In the event of the termination of the Trust, the holders of the Common Shares shall be entitled to receive pro rata the net distributable assets of the Trust, subject to the rights of the holders of any Preferred Shares.

(d)	Each Share shall entitle its holder to the voting rights as provided in Article VI hereof.

(e)	Subject to any Board resolution establishing and designating a class of Shares, Shareholders shall have no preemptive or other right to subscribe for new or additional authorized, but unissued shares or other securities issued by the Trust.

(f)	Any Trustee, officer or other agent of the Trust, and any organization in which any such Person has an economic or other interest, may acquire, own, hold and dispose of shares of beneficial interest in the Trust to the same extent as if such Person were not a Trustee, officer or other agent of the Trust; and the Trust may issue and sell and may purchase such Shares from any such Person or any such organization, subject to the limitations, restrictions or other provisions applicable to the sale or purchase of such shares herein, the 1940 Act and other applicable law.

Section 2.2 Other Securities. The Board may, subject to the requirements of the 1940 Act, authorize and issue such other securities of the Trust as they determine to be necessary, desirable or appropriate, having such terms, rights, preferences, privileges, limitations and restrictions as the Board sees fit, including Preferred Shares, debt securities or other senior securities. To the extent that the Board authorizes the issuance of Preferred Shares, the Board is authorized and empowered to amend or supplement this Agreement as it deems necessary or appropriate, including to comply with the requirements of the 1940 Act or requirements imposed by the rating agencies or other Persons, all without the approval of Shareholders. Any such supplement or amendment shall be filed as is necessary. The Board is authorized to take such actions and retain such Persons as it sees fit to offer and sell such securities.

Section 2.3 Personal Liability of Shareholders. As provided by applicable law, no Shareholder shall be personally liable for the debts, liabilities, obligations and expenses incurred by, contracted for, or otherwise existing with respect to, the Trust. Neither the Trust nor the Board, nor any officer, employee, or agent of the Trust shall have any power to bind personally any Shareholder or to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay by way of subscription for any Shares or otherwise. The Shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation of personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit.

Section 2.4 Derivative Actions. In addition to the requirements set forth in Section 3816 of the Delaware Act, a Shareholder or Shareholders may bring a derivative action on behalf of the Trust only if the following conditions are met:

(a) The Shareholder or Shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed. For purposes of this Section 2.4, a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not “independent trustees” (as such term is defined in the Delaware Act).

(b) Unless a demand is not required under Section 2.4(a), Shareholders eligible to bring such derivative action under the Delaware Act who hold at least 10% of the outstanding Shares of the Trust, or 10% of the outstanding Shares of the class to which such action relates, shall join in the request for the Board to commence such action; and

(c) Unless a demand is not required under Section 2.4(a), the Board must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim. The Board shall be entitled to retain counsel or other advisors in considering the merits of the request and shall require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Board determine not to bring such action.

For purposes of this Section 2.4, the Board may designate a committee of one Trustee to consider a Shareholder demand if necessary to create a committee with a majority of Trustees who are “independent trustees” (as such term in defined in the Delaware Act).

Section 2.5 Assent to Agreement. Every Shareholder, by virtue of having purchased a Share, shall be held to have expressly assented to, and agreed to be bound by, the terms hereof. The death, incapacity, dissolution, termination, or bankruptcy of a Shareholder during the continuance of the Trust shall not operate to terminate the same nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to rights of said deceased, incapacitated, dissolved, terminated or bankrupt Shareholder under the Governing Instruments. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust Property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares constitute the Shareholders as partners.

Section 2.6 Purchases of Shares by the Trust. The Trust may purchase its own Shares. Shares so purchased shall cease to be Outstanding Shares and shall be deemed cancelled, and upon purchase shall cease to have any of the preferences, voting powers, rights and privileges established for such Shares.

ARTICLE III

THE BOARD OF TRUSTEES

Section 3.1 Management of the Trust.

(a)	The Board shall have exclusive and absolute control over the Trust Property and over the business of the Trust to the same extent as if the Board was the sole owner of the Trust Property and business in its own right, but with such powers of delegation as may be permitted by this Agreement.

(b)	The Board shall have power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, in any and all commonwealths, territories, dependencies, colonies, or possessions of the United States of America, and in any and all foreign jurisdictions and to do all such other things and execute all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned.

(c)	The enumeration of any specific power in this Agreement shall not be construed as limiting the aforesaid power. The powers of the Board may be exercised without order of or resort to any court or other authority.

Section 3.2 Number of Trustees. The number of Trustees shall be such number as shall be fixed from time to time by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be less than two (2) nor more than fifteen (15); and provided further, that the number of Trustees shall be increased automatically to such number as is required to effectuate Section 3.4(c). The Persons who have executed this Agreement shall be the Trustees as of the date hereof.

Section 3.3 Classes of Trustees; Terms of Office of Trustees.

(a)	The Board of Trustees shall be divided into three classes. The number of Trustees in each class, and the individual Trustees assigned to each class, shall be determined by resolution of the Board of Trustees.

(b)	The terms of office for each class of Trustees shall be determined as follows:

(1)	The term of office of the first class shall expire on the date of the first annual meeting of Shareholders, or special meeting in lieu thereof at which Trustees are elected, following the effective date of the Registration Statement;

(2)	The term of office of the second class shall expire on the date of the second annual meeting of Shareholders or special meeting in lieu thereof at which Trustees are elected, following the effective date of the Registration Statement;

(3)	The term of office of the third class shall expire on the date of the third annual meeting of Shareholders or special meeting in lieu thereof at which Trustees are elected, following the effective date of the Registration Statement; and

(4)	Thereafter, upon expiration of the term of office of a class of Trustees, the number of Trustees in such class shall be elected to succeed the Trustees whose terms of office expired, for a term to expire on the date of the third annual meeting of Shareholders, or special meeting in lieu thereof at which Trustees are elected, following such expiration.

(c)	Each Trustee elected shall hold office until his or her successor shall have been elected at a meeting of Shareholders called for the purpose of electing Trustees and shall have qualified; except that:

(1)	Any Trustee may resign as trustee or may retire by written instrument signed by such Trustee and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein;

(2)	Any Trustee may be removed at any time, with or without cause, by written instrument signed by at least two-thirds of the number of Trustees prior to such removal, specifying the date when such removal shall become effective; provided that from the date hereof through June 30, 2013, such instrument shall be signed by at least eighty percent (80%) of the number of Trustees prior to such removal;

(3)	Any Trustee who has died, become physically or mentally incapacitated by reason of disease or otherwise, or is otherwise unable to serve, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement;

(4)	A Trustee may be removed at any meeting of the Shareholders by a vote of the Shareholders owning at least two-thirds of the Outstanding Shares; provided, however, that the Trustees elected by one class of Shares shall have no power to so remove any Trustee elected by another class of Shares; and

(5)	A Trustee shall be retired in accordance with the terms of any retirement policy adopted by the Board and in effect from time to time.

Section 3.4 Election, Vacancies and Appointment of Trustees.

(a)	Except as set forth in Section 3.4(b), Trustees shall be elected by the affirmative vote of a majority of the Outstanding Shares of the Trust present in person or by proxy and entitled to vote at an annual meeting of Shareholders (or special meeting in lieu thereof at which Trustees are elected) at which a quorum is present.

(b)	If the Trust has issued and outstanding Preferred Shares:

(1)	Two (2) Trustees shall at all times have been elected by the holders of Preferred Shares, voting as a separate class, or in the event of a vacancy of a Trustee so elected, appointed by the Board for such purpose in accordance with the terms of this Agreement; and

(2)	The two Trustees to be elected solely by the holders of Preferred Shares shall be elected by the affirmative vote of a majority of the Preferred Shares present in person or by proxy and entitled to vote at the meeting at which a quorum is present, voting as a separate class, and the remaining Trustees shall be elected by the Common Shares and Preferred Shares voting together as provided in Section 3.4(a) above.

(3)	The Preferred Shareholders voting as a class shall elect at least a majority of the Trustees, and the number of Trustees shall be fixed automatically to such increased number that is the smallest number that, when added to the two Trustees elected exclusively by the holders of Preferred Shares, would constitute a majority of the Board of Trustees as so increased (i) if at any time the dividends of the Preferred Shares shall be unpaid in an amount equal to two (2) full years dividends on the Preferred Shares, with such representation to continue until all dividends in arrears shall have been paid or otherwise provided for, with such voting rights to cease when all dividends in arrears have been paid or otherwise provided for, which cessation shall be subject always to the revesting of such voting rights upon the further occurrence of any of the events described in this subparagraph 3.4(b)(3)(i); or (ii) pursuant to the designations and powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Shares as determined in accordance with this Agreement.

(c)	A vacancy shall occur in case of a Trustee’s declination to serve, death, resignation, retirement or removal; a Trustee being otherwise unable to serve; or an increase in the number of Trustees. Whenever such a vacancy shall occur, the other Trustees shall until such vacancy is filled have all the powers hereunder and the determination of the other Trustees of such vacancy shall be conclusive. In the case of an existing vacancy, the remaining Trustees may fill such vacancy by appointing such person as they in their discretion shall see fit, or may leave such vacancy unfilled or may reduce the number of Trustees to not less than two (2) Trustees. Such appointment shall be evidenced by a written instrument signed by a majority of the Trustees in office or by resolution of the Trustees, duly adopted, which shall be recorded in the minutes of a meeting of the Trustees, whereupon the appointment shall take effect.

(d)	An appointment of a Trustee may be made by the Trustees then in office in anticipation of a vacancy to occur by reason of retirement, resignation, or removal of a Trustee, or an increase in number of Trustees effective at a later date, provided that said appointment shall become effective no sooner than the time at which the expected vacancy occurs. As soon as any Trustee appointed pursuant to this Section 3.4 or elected by the Shareholders shall have accepted such appointment and agreed in writing to be bound by the terms of the Agreement, the Trust estate shall vest in the new Trustee or Trustees, together with the continuing Trustees, without any further act or conveyance, and he shall be deemed a Trustee hereunder.

Section 3.5 Temporary Absence of Trustee. Any Trustee may, by power of attorney, delegate his power for a period not exceeding six months at any one time to any other Trustee or Trustees,

provided that in no case shall less than two Trustees personally exercise the other powers hereunder except as herein otherwise expressly provided.

Section 3.6 Effect of Death, Resignation, etc. of a Trustee. The declination to serve, death, resignation, retirement, removal, incapacity, or inability of any Trustee shall not operate to terminate the Trust or to revoke any existing agency created pursuant to the terms of this Agreement.

Section 3.7 Ownership of Assets of the Trust. The assets of the Trust shall be held separate and apart from any assets now or hereafter held in any capacity other than as Trustee hereunder by the Trustees. Legal title in all of the assets of the Trust and the right to conduct any business shall at all times be considered as vested in the Trust, except that the Board may cause legal title to any Trust Property to be held by or in the name of one or more of the Trustees, or in the name of any Person as nominee.

Section 3.8 Legal Standard. The Trustees shall be subject to the same fiduciary duties to which the directors of a Delaware corporation would be subject if the Trust were a Delaware corporation, the Shareholders were shareholders of such Delaware corporation and the Trustees were directors of such Delaware corporation, and such modified duties shall replace any fiduciary duties to which the Trustees would otherwise be subject. Without limiting the generality of the foregoing, all actions and omissions of the Board shall be evaluated under the doctrine commonly referred to as the “business judgment rule,” as defined and developed under Delaware law, to the same extent that the same actions or omissions of directors of a Delaware corporation in a substantially similar circumstance would be evaluated under such doctrine. Notwithstanding the foregoing, the provisions of the Governing Instruments, to the extent that they modify, restrict or eliminate the duties (including fiduciary duties), and liabilities relating thereto, of a Trustee otherwise applicable under the foregoing standard or otherwise existing at law (statutory or common) or in equity, are agreed by each Shareholder and the Trust to replace such duties and liabilities of such Trustee under the foregoing standard or otherwise existing at law (statutory or common) or in equity.

Section 3.9 Other Business Interests. The Trustees shall devote to the affairs of the Trust such time as may be necessary for the proper performance of their duties hereunder, but none of the Trustees shall be expected to devote his full time to the performance of such duties. The Trustees, or any Affiliated Person, shareholder, officer, director, partner or employee thereof, or any Person owning a legal or beneficial interest therein, may engage in, or possess an interest in, any business or venture other than the Trust, of any nature and description, independently or with or for the account of others. Neither the Trust nor any Shareholder shall have the right to participate or share in such other business or venture or any profit or compensation derived therefrom.

ARTICLE IV

POWERS OF THE BOARD OF TRUSTEES

Section 4.1 Powers. The Board in all instances shall act as principal, and is and shall be free from the control of the Shareholders. The Board shall have full power and authority to do any and all acts and to make and execute any and all contracts and instruments that it may consider necessary or appropriate in connection with the management of the Trust.

(a)	Without limiting the foregoing and subject to any applicable limitation in this Agreement or the Bylaws of the Trust or applicable law, the Board shall have power and authority:

(1)

To invest and reinvest cash and other property, and to hold cash or other property uninvested, without in any event being bound or limited by any present or future law or custom in regard to investments by trustees, and to sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Trust;

(2)	To operate as, and to carry on the business of, an investment company, and to exercise all the powers necessary and appropriate to the conduct of such operations;

(3)	To borrow money and in this connection issue notes or other evidence of indebtedness; to secure borrowings by mortgaging, pledging or otherwise subjecting as security the Trust Property; to endorse, guarantee, or undertake the performance of an obligation or engagement of any other Person and to lend Trust Property;

(4)	To provide for the distribution of Shares either through a principal underwriter in the manner hereafter provided for or by the Trust itself, or both, or otherwise pursuant to a distribution agreement of any kind;

(5)	To adopt Bylaws not inconsistent with this Agreement providing for the conduct of the business of the Trust and to amend and repeal them to the extent that they do not reserve such right to the Shareholders; such Bylaws shall be deemed incorporated and included in this Agreement;

(6)	To elect and remove such officers and appoint and terminate such agents as they consider appropriate;

(7)	To employ one or more banks, trust companies or companies that are members of a national securities exchange or such other domestic or foreign entities as custodians of any assets of the Trust subject to any conditions set forth in this Agreement or in the Bylaws;

(8)	To retain one or more transfer agents and shareholder servicing agents;

(9)	To set record dates in the manner provided herein or in the Bylaws;

(10)	To delegate such authority as they consider desirable to any officers of the Trust and to any investment adviser, manager, administrator, custodian, underwriter or other agent or independent contractor;

(11)	To sell or exchange any or all of the assets of the Trust, subject to the right of Shareholders, if any, to vote on such transaction pursuant to Section 6.1;

(12)	To vote or give assent, or exercise any rights of ownership, with respect to stock or other securities or property; and to execute and deliver proxies and powers of attorney to such person or persons as the Board shall deem proper, granting to such person or persons such power and discretion with relation to securities or property as the Board shall deem proper;

(13)	To exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities;

(14)	To hold any security or property in a form not indicating any trust, whether in bearer, book entry, unregistered or other negotiable form; or either in the name of the Trust or a custodian or a nominee or nominees, subject in either case to proper safeguards according to the usual practice of Delaware statutory trusts or investment companies;

(15)	To consent to or participate in any plan for the reorganization, consolidation or merger of any corporation or concern, any security of which is held in the Trust; to consent to any contract, lease, mortgage, purchase, or sale of property by such corporation or concern, and to pay calls or subscriptions with respect to any security held in the Trust;

(16)	To compromise, arbitrate, or otherwise adjust claims in favor of or against the Trust or any matter in controversy including, but not limited to, claims for taxes;

(17)	To declare and pay dividends and make distributions of income and of capital gains and capital to Shareholders in the manner hereinafter provided;

(18)	To establish, from time to time, a minimum investment for Shareholders in the Trust;

(19)	To repurchase Shares as provided for in this Agreement, upon such terms and conditions as the Board shall establish;

(20)	To establish one or more committees or sub-committees, to delegate any of the powers of the Board to said committees or sub-committees and to adopt a written charter for one or more of such committees or sub-committees governing its membership, duties and operations and any other characteristics as the Board may deem proper, each of which committees and sub-committees may consist of less than the whole number of Trustees then in office, and may be empowered to act for and bind the Board and the Trust as if the acts of such committee or sub-committee were the acts of all the Trustees then in office;

(21)	To interpret the investment policies, practices or limitations of the Trust;

(22)	To establish a registered office and have a registered agent in the State of Delaware;

(23)	To enter into joint ventures, general or limited partnerships, limited liability companies, and any other combinations and associations; and

(24)	In general, to carry on any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power hereinbefore set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or purposes, objects or powers.

(b)	The foregoing clauses of Section 4.1(a) shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Board.

(c)	Any action by one or more of the Trustees in their capacity as such hereunder shall be deemed an action on behalf of the Trust, and not an action in an individual capacity.

(d)	The Board shall not be limited to investing in obligations maturing before the possible termination of the Trust.

(e)	No one dealing with the Board shall be under any obligation to make any inquiry concerning the authority of the Board, or to see to the application of any payments made or property transferred to the Board or upon its order.

Section 4.2 Issuance and Repurchase of Shares. The Board shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, and otherwise deal in Shares and, subject to the provisions set forth in Articles II and VII hereof, to apply to any such repurchase, redemption, retirement, cancellation or acquisition of Shares any funds or property of the Trust with respect to which such Shares are issued.

Section 4.3 Action by the Board. The Board or any committee or sub-committee thereof shall act by majority vote of those Trustees present at a meeting duly called as set forth in the Bylaws at which a quorum required by the Bylaws is present. Any action that may be taken by the Board or any committee or sub-committee thereof by majority vote at a meeting duly called and at which a quorum required by the Bylaws is present may to the extent allowed by law be taken by written consent of a majority of the Trustees or members of the committee or sub-committee, as the case may be, without a meeting, provided that the writing or writings are filed with the minutes of proceedings of the Board or committee or sub-committee. Written consents or waivers of the Trustees may be executed in one or more counterparts. Any written consent or waiver may be provided and delivered to the Trust by any means by which notice may be given to a Trustee. Subject to the requirements of this Agreement and the 1940 Act, the Trustees by Majority Trustee Vote may delegate to any Trustee or Trustees or committee or sub-committee authority to approve particular matters or take particular actions on behalf of the Trust.

Section 4.4 Principal Transactions. The Board may, on behalf of the Trust, buy any securities from or sell any securities to, or lend any assets of the Trust to, any Trustee or officer of the Trust or any firm of which any such Trustee or officer is a member acting as principal, or have any such dealings with any investment adviser, distributor, or transfer agent for the Trust or with any Affiliated Person of such Person; and the Trust may employ any such Person, or firm or Company in which such Person is an Affiliated Person, as broker, legal counsel, registrar, investment adviser, distributor, administrator, transfer agent, dividend disbursing agent, custodian, or in any capacity upon customary terms, subject in all cases to applicable laws, rules, and regulations and orders of regulatory authorities.

Section 4.5 Payment of Expenses by the Trust. The Board is authorized to pay or cause to be paid out of the principal or income of the Trust, or partly out of the principal and partly out of income, all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the Trust, or in connection with the management thereof, including, but not limited to, the Trustees’ compensation and such expenses and charges for the services of the Trust’s officers, employees, investment adviser and manager, administrator, principal underwriter, auditors, counsel, custodian, transfer agent, Shareholder servicing agent, and such other agents or independent contractors and such other expenses and charges as the Board may deem necessary or proper to incur.

Section 4.6 Trustee Compensation. The Trustees as such shall be entitled to reasonable compensation from the Trust. They may fix the amount of their compensation. Nothing herein shall in any way prevent the employment of any Trustee for advisory, management, administrative, legal, accounting, investment banking, underwriting, brokerage, or investment dealer or other services and the payment for the same by the Trust.

Section 4.7 Independent Trustee. A Trustee who is an “Independent Trustee,” as that term is defined in the Delaware Act, shall be deemed to be independent and disinterested for all purposes when making any determinations or taking any action as a Trustee.

ARTICLE V

INVESTMENT ADVISER, PRINCIPAL UNDERWRITER AND

TRANSFER AGENT

Section 5.1 Investment Adviser.

(a)	The Board may from time to time cause the Trust to enter into an investment advisory or management contract or contracts whereby the other party or parties to such contract or contracts shall undertake to furnish the Trust with such management, investment advisory, statistical and research facilities and services and such other facilities and services, if any, and all upon such terms and conditions, as the Board may in its discretion determine.

(b)	The Board may authorize the investment adviser to employ, from time to time, one or more sub-advisers to perform such of the acts and services of the investment adviser, and upon such terms and conditions, as may be agreed upon among the Board, the investment adviser and the sub-adviser. Any references in this Agreement to the investment adviser shall be deemed to include such sub-advisers, unless the context requires otherwise.

Section 5.2 Other Service Contracts. The Board may authorize the engagement of a principal underwriter, transfer agent, administrator, custodian, and similar service providers.

Section 5.3 Parties to Contract. Any contract of the character described in Sections 5.1 and 5.2 may be entered into with any corporation, firm, partnership, trust or association, notwithstanding that one or more of the Trustees or officers of the Trust may be an officer, director, trustee, shareholder, or member of such other party to the contract.

Section 5.4 Miscellaneous. The fact that (i) any of the Shareholders, Trustees or officers of the Trust is a shareholder, director, officer, partner, trustee, employee, manager, adviser, principal underwriter or distributor or agent of or for any Company or of or for any parent or affiliate of any Company, with which an advisory or administration contract, or principal underwriter’s or distributor’s contract, or transfer, shareholder servicing, custodian or other agency contract may have been or may hereafter be made, or that any such Company, or any parent or affiliate thereof, is a Shareholder or has an interest in the Trust, or that (ii) any Company with which an advisory or administration contract or principal underwriter’s or distributor’s contract, or transfer, shareholder servicing, custodian, or other agency contract may have been or may hereafter be made also has an advisory or administration contract, or principal underwriter’s or distributor’s contract, or transfer, shareholder servicing, custodian or other agency contract with one or more other companies, or has other business or interests shall not affect the validity of any such contract or disqualify any Shareholder, Trustee or officer of the Trust from voting upon or executing the same or create any liability or accountability to the Trust or its Shareholders.

ARTICLE VI

SHAREHOLDERS’ VOTING POWERS AND MEETING

Section 6.1 Voting Powers.

(a)	The Shareholders shall have power to vote only to:

(1)	Elect Trustees, provided that a meeting of Shareholders has been called for that purpose;

(2)	Remove Trustees, provided that a meeting of Shareholders has been called for that purpose;

(3)	Approve transactions pursuant to Section 6.2 and Article IX of this Agreement;

(4)	Approve any amendment to this Article VI, Section 6.1; and

(5)	Approve such additional matters as may be required by the 1940 Act or as the Board, in its sole discretion, shall determine.

(b)	Until Shares are issued, the Board may exercise all rights of Shareholders and may take any action required or permitted by law, this Agreement or any of the Bylaws of the Trust to be taken by Shareholders.

(c)	Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote, and each fractional Share shall be entitled to a proportionate fractional vote.

(d)	Except as otherwise provided herein:

(1)	On any matter submitted to a vote of the Shareholders, all Shares shall be voted together, except when required by applicable law or when the Board has determined that the matter affects the interests of one or more classes, in which case only the Shareholders of such affected classes shall be entitled to vote thereon.

(2)	The vote necessary to approve any such matter shall be set forth in the Bylaws.

(e)	Shareholders shall not be entitled to cumulative voting in the election of Trustees or on any other matter.

Section 6.2 Additional Voting Powers and Voting Requirements for Certain Actions.

(a)	Notwithstanding any other provision of this Agreement, the Shareholders shall have power to vote to approve any amendment to Article VIII of this Agreement that would have the effect of reducing the indemnification provided thereby to Covered Persons or to Shareholders or former Shareholders, and any such action shall require the affirmative vote or consent of Shareholders owning at least sixty-six and two-thirds percent (66 2/3%) of the Outstanding Shares.

(b)	The removal of one or more Trustees by the Shareholders shall require the affirmative vote or consent of Shareholders owning at least sixty-six and two-thirds percent (66 2/3%) of the Outstanding Shares.

(c)	Notwithstanding any other provision of this Agreement, any amendment to this Article VI shall require the affirmative vote or consent of Shareholders owning at least sixty-six and two-thirds percent (66 2/3%) of the Outstanding Shares, unless such amendment has been previously approved, adopted or authorized by the affirmative vote of two thirds (66 2/3%) of the Board, in which case an affirmative Majority Shareholder Vote of the Outstanding Shares shall be required.

(d)	The voting requirements set forth in this Section 6.2 shall be in addition to, and not in lieu of, any vote or consent of the Shareholders otherwise required by applicable law (including, without limitation, any separate vote by class that may be required by the 1940 Act) or by this Agreement.

ARTICLE VII

DISTRIBUTIONS AND REPURCHASES

Section 7.1 Distributions. The Board may from time to time declare and pay dividends and make other distributions with respect to any Shares or class thereof, which may be from income, capital gains or capital. The amount of such dividends or distributions and the payment of them and whether they are in cash or any other Trust Property shall be wholly in the discretion of the Board, and the Board pursuant to Section 4.1(a)(10) may delegate the authority to set record, declaration, payment and ex-dividend dates, determine the amount of dividends and distributions and pay such dividends and distributions. Dividends and other distributions may be paid pursuant to a standing resolution adopted once or more often as the Board determines. All dividends and other distributions on Shares or a class thereof shall be distributed pro rata to the Shareholders or Shareholders of such class, as the case may be, in proportion to the number of Shares or Shares of such class they held on the record date established for such payment. The Board may adopt and offer to Shareholders such dividend reinvestment plans, cash distribution payment plans, or similar plans as the Board deems appropriate.

Section 7.2 Repurchase of Shares With Shareholder Consent.

(a) The Trust may repurchase Shares on the open market or such Shares as are tendered by any Shareholder for repurchase pursuant to a repurchase offer or tender offer, if any, made by the Trust periodically or from time to time, upon the presentation by the Shareholder of a proper instrument of transfer together with a request directed to the Trust, its transfer agent or other duly authorized agent, that the Trust repurchase such Shares, or in accordance with such other procedures for repurchase as the Board may from time to time authorize; and the Trust will pay therefor a price that meets the requirements of Section 23 of the 1940 Act, and the rules and regulations adopted thereunder, and that is in accordance with the terms of such repurchase offer, tender offer, the Governing Instruments and other applicable law.

(b) The repurchase price may in any case or cases be paid wholly or partly in kind if the Board determines that such payment is advisable in the interest of the Trust. Subject to the foregoing, the fair value, selection and quantity of securities or other property of the Trust so paid or delivered as all or part of the repurchase price shall be determined by or under authority of the Board. Subject to applicable law, the Trust shall not be liable for any delay of any corporation or other Person in transferring securities or other property selected for delivery as all or part of any payment in kind.

Section 7.3 Repurchase of Shares Without Shareholder Consent. The Trust shall have the right at its option and at any time, subject to the 1940 Act and other applicable law, to repurchase Shares of any Shareholder at a price that meets the requirements of Section 23 of the 1940 Act, and the rules and regulations adopted thereunder, and that is in accordance with the terms of the Governing Instruments and other applicable law: (a) if at such time, such Shareholder owns Shares having an aggregate net asset value of less than an amount determined from time to time by the Board; or (b) to the extent that such Shareholder owns Shares equal to or in excess of a percentage of the Shares determined from time to time by the Board.

Section 7.4 Transfer of Shares. Shares shall be transferable in accordance with the provisions of the Bylaws.

Section 7.5 Redemptions. Unless otherwise provided in the rights of any series of Preferred Shares, the Shares of the Trust are not redeemable at the option of the holders thereof.

ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 8.1 Limitation of Liability. A Trustee or officer of the Trust, when acting in such capacity, shall not be personally liable to any person for any act, omission or obligation of the Trust or any Trustee or officer of the Trust; provided, however, that nothing contained herein or in the Delaware Act shall protect any Trustee or officer against any liability to the Trust or to Shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with the Trust. No Trustee shall be liable any error of judgment or mistake of fact or law.

Section 8.2 Indemnification of Covered Persons. Every Covered Person shall be indemnified by the Trust to the fullest extent permitted by the Delaware Act, the Bylaws and other applicable law.

Section 8.3 Insurance. To the fullest extent permitted by applicable law, the Board shall have the authority to purchase with Trust Property, insurance for liability and for all Expenses reasonably incurred or paid or expected to be paid by a Covered Person in connection with any claim, action, suit or proceeding in which such Covered Person becomes involved by virtue of such Covered Person’s actions, or omissions to act, in its capacity or former capacity with the Trust, whether or not the Trust would have the power to indemnify such Covered Person against such liability.

Section 8.4 Indemnification of Shareholders. In case any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his being or having been a Shareholder and not because of his acts or omissions or for any other reason, the Shareholder or former Shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or general successor) shall be entitled, out of the Trust’s assets, to be held harmless from and indemnified against all loss and expense arising from such liability in accordance with the Bylaws and applicable law. The Trust, on its own behalf, shall upon request by the Shareholder, assume the defense of any such claim made against the Shareholder for any act or obligation of the Trust.

ARTICLE IX

CERTAIN TRANSACTIONS

Section 9.1 Vote Required.

(a)

Notwithstanding any other provision of this Agreement to the contrary and subject to the exceptions provided in this Article IX, each of the transactions described in this Article IX shall require the approval of the Board and the affirmative vote of the holders of not less than 75% of the Outstanding Shares entitled to vote unless such transaction has been previously approved by the affirmative vote of two-thirds (66 2/3%) of the Board, in which case an affirmative Majority Shareholder Vote of the Shares entitled to vote at a Shareholders’ meeting at which a quorum is present shall be required. Such affirmative vote shall be in addition to the vote or consent of Shareholders otherwise required by law or by the terms of any class of Preferred Shares, whether now or hereafter authorized, or any agreement between the Trust and any national securities exchange.

(b)	This voting requirement shall not apply to a transaction:

(1)	In which the Trust is the surviving or resulting statutory trust;

(2)	The primary purpose of which is to change the Trust’s domicile or form of organization or form of statutory trust; or

(3)	Which, based on the number of Outstanding Shares as of a date selected by the Board, will result in the Shareholders holding a majority of the outstanding shares of the surviving Company.

Section 9.2 Dissolution of the Trust or Termination of a Class.

(a)	The Trust shall have perpetual existence, except that the Trust shall be dissolved upon (1) approval of the Board and Shareholders in accordance with the requirements of Section 9.1(a) above, or (2) the occurrence of a dissolution or termination event pursuant to the Delaware Act.

(b)	Upon dissolution of the Trust, the Trust shall carry on no business except for the purpose of winding up its affairs, and all powers of the Board under this Agreement shall continue until such affairs have been wound up. Without limiting the foregoing, the Board shall (in accordance with Section 3808 of the Delaware Act) have the power to:

(1)	Fulfill or discharge the contracts of the Trust;

(2)	Collect its assets;

(3)	Sell, convey, assign, exchange, merge where the Trust is not the survivor, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part in cash, securities or other property of any kind;

(4)	Pay or make reasonable provision to pay all claims and obligations of the Trust, including all contingent, conditional or unmatured claims and obligations known to the Trust, and all claims and obligations which are known to the Trust, but for which the identity of the claimant is unknown, and claims and obligations that have not been made known to the Trust or that have not arisen but that, based on the facts known to the Trust, are likely to arise or to become known to the Trust within 10 years after the date of dissolution; and

(5)	Do all other acts appropriate to liquidate its business.

(c)	If there are sufficient assets held with respect to the Trust, such claims and obligations shall be paid in full and any such provisions for payment shall be made in full. If there are insufficient assets held with respect to the Trust, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets (including, without limitation, cash, securities or any combination thereof) held with respect to the Trust shall be distributed to the Shareholders ratably according to the number of Shares of the Trust held of record by the several Shareholders on the date for such dissolution distribution, subject to any then existing preferential rights of Shares.

(d)	On completion of distribution of the remaining assets and upon the winding up of the Trust in accordance with Section 3808 of the Delaware Act and its termination, any one (1) Trustee shall execute, and cause to be filed, a certificate of cancellation, with the office of the Secretary of State of the State of Delaware in accordance with the provisions of Section 3810 of the Delaware Act, whereupon, the Trust shall terminate and the Trustees and the Trust shall be discharged from all further liabilities and duties hereunder with respect thereto.

(e)	Each class hereafter created shall have perpetual existence unless terminated by:

(1)	A vote of the Board;

(2)	The occurrence of a termination event pursuant to any Board resolution establishing and designating such class; or

(3)	Any event that causes the dissolution of the Trust.

Section 9.3 Merger or Consolidation; Conversion; Reorganization.

(a)	Merger or Consolidation.

(1)	Pursuant to an agreement of merger or consolidation, the Board may cause the Trust to merge or consolidate with or into one or more statutory trusts or “other business entities” (as defined in Section 3801 of the Delaware Act) formed or organized or existing under the laws of the State of Delaware or any other state of the United States or any foreign country or other foreign jurisdiction. Any such merger or consolidation shall require approval by vote of the Board and Shareholders as set forth in Section 9.1(a); provided, however, that the vote of the Shareholders shall not be required under any of the circumstances set forth in Section 9.1(b).

(2)	By reference to Section 3815(f) of the Delaware Act, any agreement of merger or consolidation approved in accordance with this Section 9.3(a) may, without a Shareholder vote, unless required by the 1940 Act or the requirements of any securities exchange on which Shares are listed for trading, effect any amendment to the Governing Instruments or effect the adoption of a new governing instrument if the Trust is the surviving or resulting statutory trust in the merger or consolidation, which amendment or new governing instrument shall be effective at the effective time or date of the merger or consolidation.

(3)	If the Trust is to be the surviving or resulting statutory trust, any one (1) Trustee shall execute, and cause to be filed, a certificate of merger or consolidation in accordance with Section 3815 of the Delaware Act.

(b)	Conversion.

(1)	The Board may cause:

(A) The Trust to convert to an “other business entity” (as defined in Section 3801 of the Delaware Act) formed or organized under the laws of the State of Delaware as permitted pursuant to Section 3821 of the Delaware Act;

(B) The Shares of the Trust to be converted into beneficial interests in another statutory trust; or

(C) The Shares to be exchanged under or pursuant to any state or federal statute to the extent permitted by law.

(2)	Any such statutory conversion, Share conversion or Share exchange shall require approval by vote of the Board and the Shareholders as set forth in Section 9.1(a).

(c)	Reorganization.

(1)	The Board may cause the Trust to sell, convey and transfer all or substantially all of the assets of the Trust (“sale of Trust assets”) to another trust, statutory trust, partnership, limited partnership, limited liability company, corporation or other association organized under the laws of any state, or to one or more separate series thereof, in exchange for cash, shares or other securities, with such sale of Trust assets either (a) being made subject to, or with the assumption by the transferee of, the liabilities associated with the Trust, or (b) not being made subject to, or not with the assumption of, such liabilities.

(2)	Any such sale of Trust assets shall require approval by vote of the Board and the Shareholders as set forth in Section 9.1(a).

(3)	Following such sale of Trust assets, the Board shall distribute such cash, shares or other securities ratably among the Shareholders (giving due effect to the differences among the various classes).

(4)	After all of the assets of the Trust have been so sold, conveyed and transferred, the Trust shall be dissolved.

Section 9.4 Reclassification of the Trust. The Board may cause the Trust to be converted from a “closed-end company” to an “open-end company” (as those terms are defined, respectively, in Sections 5(a)(2) and 5(a)(1) of the 1940 Act). Such reclassification of the Trust shall require approval by vote of the Board and Shareholders as set forth in Section 9.1(a).

Section 9.5 Principal Shareholder Transactions.

(a)	Notwithstanding any other provision of this Agreement and subject to the exceptions provided in Section 9.5(c), the types of transactions described in sub-paragraphs (1) through (4) below shall require approval by vote of the Board and the Shareholders as set forth in Section 9.1(a) when a Principal Shareholder (as defined in Section 9.5(b) is a party to the transaction.

(1)	The merger or consolidation of the Trust or any subsidiary of the Trust with or into any Principal Shareholder.

(2)	The issuance of any securities of the Trust to any Principal Shareholder for cash (other than pursuant to any automatic dividend reinvestment plan).

(3)	The sale, lease or exchange of all or any substantial part of the assets of the Trust to any Principal Shareholder (except assets having an aggregate fair market value of less than two percent (2%) of the total assets of the Trust, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period.)

(4)	The sale, lease, or exchange to the Trust or any subsidiary thereof, in exchange for securities of the Trust, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than two percent (2%) of the total assets of the Trust, aggregating for the purpose of such computation, all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

(b)	For purposes of this Section 9.5, the term “Principal Shareholder” shall mean any Person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), that is the beneficial owner, directly or indirectly, of five percent (5%) or more of the Shares of the Trust and shall include any affiliate or associate, as such terms are defined in clause (2) below, of a Principal Shareholder, but shall not include the investment adviser of the Trust or any affiliated person of the investment adviser of the Trust. For the purposes of this Section 9.5, in addition to the Shares that a Principal Shareholder beneficially owns directly, a Principal Shareholder shall be deemed to be the beneficial owner of any Shares (1) which the Principal Shareholder has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise or (2) which are beneficially owned, directly or indirectly (including Shares deemed owned through application of clause (1) above), by any other Person or group with which the Principal Shareholder or its “affiliate” or “associate,” as those terms are defined in Rule 12b-2, or any successor rule, under the 1934 Act, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of Shares, or which is its “affiliate” or “associate” as so defined. For purposes of this Section 9.5, calculation of the total Shares of the Trust shall not include Shares deemed owned through application of clause (1) above.

(c)	The provisions of this Section 9.5 shall not be applicable to any such transaction with any entity of which a majority of the outstanding shares of all classes and series of a stock normally entitled to vote in elections of directors is owned of record or beneficially by the Trust and its subsidiaries.

(d)	The Board shall have the power and duty to determine for the purposes of this Section 9.5, on the basis of information known to the Trust, whether:

(1)	A Person or group beneficially owns five percent (5%) or more of the Shares;

(2)	A corporation, person or entity is an “affiliate” or “associate” (as defined above) of another; and

(3)	The assets being acquired or leased by or to the Trust have an aggregate fair market value of less than 2% of the total assets of the Trust (as defined above).

Any such determination shall be conclusive and binding for all purposes of this Section 9.5 in the absence of manifest error.

Section 9.6 Absence of Appraisal or Dissenters’ Rights. No Shareholder shall be entitled, as a matter of right, to an appraisal by the Delaware Court of Chancery or otherwise of the fair value of the Shareholder’s Shares or to any other relief as a dissenting Shareholder in respect of any proposal or action involving the Trust or any class of Shares.

ARTICLE X

MISCELLANEOUS

Section 10.1 Trust Not a Partnership; Taxation.

(a)	It is hereby expressly declared that a trust and not a partnership is created hereby. No Trustee shall personally have any power to bind either the Trust’s officers or any Shareholder. All persons extending credit to, contracting with or having any claim against the Trust or the Trustees in their capacity as such shall look only to the assets of the Trust for payment under such credit, contract or claim; and neither the Shareholders, the Trustees, nor the Trust’s officers nor any of the agents of any of them whether past, present or future, shall be personally liable therefor.

(b)	It is intended that the Trust be classified for income tax purposes as an association taxable as a corporation, and the Board shall do all things that it, in its sole discretion, determines are necessary to achieve that objective, including (if they so determine), electing such classifications on Internal Revenue Form 8832. The Board, in its sole discretion and without the vote or consent of the Shareholders, may amend this Agreement to ensure that this objective is achieved.

Section 10.2 Trustee’s Good Faith Action, Expert Advice, No Bond or Surety. The exercise by the Board of its powers and discretion hereunder in good faith and with reasonable care under the circumstances then prevailing shall be binding upon everyone interested. Subject to the provisions of Article VIII and to this Section 10.2, no Trustee shall be liable any error of judgment or mistake of fact or law. The Board may take advice of counsel or other experts with respect to the meaning and operation of this Agreement and, subject to the provisions of Article VIII and this Section 10.2, shall incur no liability for any act or omission in accordance with such advice or for failing to follow such advice. The Trustees shall not be required to give any bond as such, nor any surety if a bond is obtained.

Section 10.3 Filing of Copies, References, Headings. The original or a copy of this Agreement or any amendment hereto or any supplemental agreement shall be kept at the office of the Trust, where it may be inspected by any Shareholder. In this Agreement or in any such amendment or supplemental agreement, references to this Agreement, and all references herein to this Agreement (such as the terms “herein,” “hereof,” and “hereunder”) shall be deemed to refer to this Agreement as amended or affected by any such supplemental agreement. All pronouns herein shall be deemed to include the feminine and neuter, as well as masculine, genders. Headings are placed herein for convenience of reference only and in case of any conflict, the text of this Agreement, rather than the headings, shall control. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Section 10.4 Governing Law.

(a)	The Trust and this Agreement, and the rights, obligations and remedies of the Trustees and Shareholders hereunder, are to be governed by and construed and administered according to the Delaware Act, the other laws of the State of Delaware and the applicable provisions of the 1940 Act; provided, that, all matters relating to or in connection with the conduct of Shareholders’ and Trustees’ meetings (excluding, however, the Shareholders’ right to vote), such as record dates, notices to Shareholders or Trustees, nominations and elections of Trustees, voting by and the validity of Shareholder proxies, quorum requirements, meeting adjournments, meeting postponements and inspectors, which are not specifically addressed in this Agreement, in the Bylaws or in the Delaware Act (other than Section 3809 of the Delaware Act), or as to which an ambiguity exists, shall be governed by the Delaware General Corporation Law, and judicial interpretations thereunder, as if the Trust were a Delaware corporation, the Shareholders were shareholders of such Delaware corporation and the Trustees were directors of such Delaware corporation. Notwithstanding the foregoing, the following provisions shall not be applicable to the Trust, the Trustees, the Shareholders or this Agreement:

(1)	The provisions of Section 3533, 3540 and 3583(a) of Title 12 of the Delaware Code; or

(2)	Any provisions of the laws (statutory or common) of the State of Delaware (other than the Delaware Act) pertaining to trusts which relate to or regulate:

(A)	The filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges;

(B)	Affirmative requirements to post bonds for trustees, officers, agents or employees of a trust;

(C)	The necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property;

(D)	Fees or other sums payable to trustees, officers, agents or employees of a trust;

(E)	The allocation of receipts and expenditures to income or principal;

(F)	Restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets; or

(G)	The establishment of fiduciary or other standards or responsibilities or limitations on the indemnification, acts or powers of trustees or other Persons, which are inconsistent with the limitations of liabilities or authorities and powers of the Trustees or officers of the Trust set forth or referenced in this Agreement or the Bylaws.

(b)	The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust under Delaware law. The Trust specifically reserves the right to exercise any of the powers or privileges afforded to trusts or actions that may be engaged in by trusts under the Delaware Act, and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions; provided, however, that the exercise of any such power, privilege or action shall not otherwise violate applicable law.

Section 10.5 Amendments. Except as specifically provided in Article VI hereof, the Board may, without any Shareholder vote, amend this Agreement by making an amendment to this Agreement, an agreement supplemental hereto, or an amended and restated trust instrument. Any such amendment, having been approved by a Majority Trustee Vote, shall become effective, unless otherwise provided by the Board (notwithstanding that the section being amended may require a higher Trustee vote), upon being executed by a duly authorized officer of the Trust. A certification signed by a duly authorized officer of the Trust setting forth an amendment to this Agreement and reciting that it was duly adopted by the Shareholders or by the Board as aforesaid, or a copy of this Agreement, as amended, executed by a majority of the Trustees, or a duly authorized officer of the Trust, shall be conclusive evidence of such amendment when logged among the records of the Trust.

Section 10.6 Provisions in Conflict with Law. The provisions of this Agreement are severable, and if the Board shall determine, with the advice of counsel, that any of such provisions is in conflict with applicable law, the conflicting provision shall be deemed never to have constituted a part of this Agreement; provided, however, that such determination shall not affect any of the remaining provisions of this Agreement or render invalid or improper any action taken or omitted prior to such determination. If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provisions in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

Section 10.7 Shareholders’ Right to Inspect Shareholder List. Except as may be required by Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended from time to time, no Shareholder shall have the right to obtain from the Trust a list of the Trust’s Shareholders; provided, however, that one or more Persons who together and for at least six months have been Shareholders of at least ten percent (10%) of the Outstanding Shares of any class may present to any officer of the Trust a written request for a list of the Shareholders of such class, stating that they wish to communicate with other Shareholders of such class with a view to requesting in writing that the Board call a special meeting of the Shareholders solely for the purpose of removing one or more Trustees. Within twenty (20) days after such request is made, the Trust shall prepare and have available on file at its principal office a list verified under oath by one of its officers or its transfer agent or registrar which sets forth the name and address of each Shareholder. The rights provided for herein shall not extend to any Person who is a beneficial owner but not also a record owner of Shares of the Trust.

Section 10.8 Information Regarding the Business and Financial Condition and Affairs of the Trust. No Shareholder shall have the right to obtain from the Trust information regarding the business and financial condition of the Trust or other information regarding the affairs of the Trust; provided, however, that the Trust may, in its sole discretion, provide such information to the Shareholders.

Section 10.9 Use of the Name “Virtus”. The Board expressly agrees and acknowledges that the name “Virtus” is the sole property of Virtus Investment Partners, Inc. (“Virtus”). Virtus has granted to the Trust a non-exclusive license to use such name as part of the name of the Trust now and in the future. The Board expressly agrees and acknowledges that the non-exclusive license granted herein may be terminated by Virtus if the Trust ceases to use Virtus or one of its Affiliated Persons as investment adviser or to use other Affiliated Persons or successors of Virtus for such purposes. In such event, the nonexclusive license may be revoked by Virtus and the Trust shall cease using the name “Virtus” or any name misleadingly implying a continuing relationship between the Trust and Virtus or any of its Affiliated Persons, as part of its name unless otherwise consented to by Virtus or any successor to its interests in such name.

The Board understands and agrees that so long as Virtus and/or any future advisory Affiliated Person of Virtus shall continue to serve as the Trust’s investment adviser, other registered open- or closed-end investment companies (“funds”) as may be sponsored or advised by Virtus or its Affiliated Persons shall have the right permanently to adopt and to use the name “Virtus” in their names and in the names of any series or class of shares of such funds.

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this instrument this 21st day of December, 2011.

By:	/s/ George Aylward	By:	/s/ Philip R. McLoughlin
	George Aylward, Trustee		Philip R. McLoughlin, Trustee

By:	/s/ Thomas Mann	By:	/s/ William Moyer
	Thomas Mann, Trustee		William Moyer, Trustee